Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Fourth Quarter and Year-End 2023 Financial Results

Addison, Texas – January 16, 2024 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter and year ended December 31, 2023. The Company's net income available to common shareholders was $5.9 million, or $0.51 per basic share, for the quarter ended December 31, 2023, compared to $6.3 million, or $0.54 per basic share, for the quarter ended September 30, 2023 and $8.0 million, or $0.67 per basic share, for the quarter ended December 31, 2022. Return on average assets and average equity for the fourth quarter of 2023 were 0.73% and 7.93%, respectively, compared to 0.78% and 8.43%, respectively, for the third quarter of 2023 and 0.95% and 10.88%, respectively, for the fourth quarter of 2022. The decrease in earnings during the fourth quarter of 2023 compared to the third quarter of 2023 was primarily due to fluctuations in general operating expenses. The decrease in earnings in the fourth quarter of 2023 compared to the fourth quarter of 2022 was primarily due to lower net interest income in the current quarter, offset by a $2.8 million provision for credit losses in the prior year quarter.

"Despite the many industry headwinds in 2023, our earnings were relatively good. Our net interest margin hit its lowest point in 2023 during the third quarter but has steadily increased each month in the fourth quarter as our loans reprice and cost of non-maturing deposits remain steady. Our balance sheet is strong and our earnings stream continues to produce consistent results. Non-performing assets remain very low and although we anticipate the need to work with some borrowers as their loan rates adjust, we do not foresee any significant problems as a result of the higher interest rate environment or economic slowdown at this point. We are looking forward to 2024 and have built a balance sheet that will allow us to grow and capitalize on new opportunities when the timing is right and economic conditions become less uncertain. Our liquidity and capital remains very healthy and we continue to focus on driving long term shareholder value," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY AND ANNUAL HIGHLIGHTS

•
Strong Asset Quality. Nonperforming assets as a percentage of total assets were 0.18% at December 31, 2023, compared to 0.09% at September 30, 2023 and 0.32% at December 31, 2022. Net charge-offs (annualized) to average loans were 0.04% for the quarter ended December 31, 2023, compared to 0.11% for the quarter ended September 30, 2023, and 0.01% for the quarter ended December 31, 2022. Net charge-offs to average loans for the years ending December 31, 2023 and 2022 were 0.04% and 0.03%, respectively.

Commercial real estate (CRE) loans, particularly office related loans, have received increased scrutiny in recent months. Our CRE loans and real estate C&D loans represent 39.7% and 12.8% of the total loan portfolio, respectively. Office-related loans represent 4.6% of the total loan portfolio and have an average balance of $515,000.

•
Granular and Stable Core Deposit Base. As of December 31, 2023, we have 87,664 total deposit accounts with an average account balance of $30,038. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits decreased by $25.0 million during the fourth quarter, which consisted primarily of a decrease in DDA balances of $48.6 million, a decrease in time deposits of $8.1 million and offset by an increase in savings and MMDA balances of $33.5 million. The decrease in time deposits resulted in part due to $25.0 million in brokered CDs that matured and were not renewed during the fourth quarter. The Bank has not historically used brokered deposits and does not foresee a reliance on them going forward, however, our year-end deposit balance does include $25.0 million of brokered deposits that mature in February 2024 and were issued, along with the $25.0 million that matured in the fourth quarter, to test their availability as a contingent liquidity source. Excluding public funds and bank-owned accounts, our uninsured deposits as of December 31, 2023 were 25.07% of total deposits.

Interest rates paid on deposits during the quarter stabilized with minimal increases. Despite the decrease in DDA during the quarter, noninterest-bearing deposits still represent 32.4% of total deposits. Our cost of interest-bearing deposits increased 17 basis points during the quarter from 3.00% in the prior quarter to 3.17%, representing a beta on interest-bearing deposits of approximately 62.7% for the linked quarter compared to the federal funds target rates. These increases are primarily due to renewals of maturing certificates of deposit into new CD's paying higher rates. Our cost of total deposits for the fourth quarter of 2023 increased 16 basis points from 1.98% in the prior quarter to 2.14%, representing a beta on total deposits of approximately 59.0% for the linked quarter.

•
Healthy Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. During the fourth quarter of 2023, we repurchased 24,800 shares, or 0.21% of average shares outstanding during the period, at an average price of $27.76 per share. During the year, we repurchased 434,798 shares at an average price of $25.82 per share. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 12.2% as of December 31, 2023, compared to 14.5% as of December 31, 2022. Our total available contingent liquidity, net of current outstanding borrowings, is $1.2 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit.

Finally, our total equity to average quarterly assets as of December 31, 2023 was 9.5%. If we had to recognize our entire unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 8.8%†, which is still a strong capital level under regulatory requirements.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the provision for credit losses, in the fourth quarter of 2023 and 2022 was $23.8 million and $28.4 million, respectively, a decrease of $4.5 million, or 16.0%. The decrease in net interest income resulted from an increase in interest expense of $9.6 million, or 130.7%, compared to the prior year quarter, which was partially offset by an increase in interest income of $5.1 million, or 14.2%, from the same quarter in the prior year. The increases in both interest income and expense resulted primarily from higher rates during the period. Interest expense was also impacted by a shift from noninterest-bearing to interest-bearing deposit accounts, which resulted in increased expense in the fourth quarter of 2023 compared to the prior year quarter.

Net interest margin, on a fully taxable equivalent basis, for the fourth quarter of 2023 and 2022 was 3.11% and 3.57%, respectively. Net interest margin decreased 46 basis points primarily due to interest-bearing liabilities repricing faster than our interest-earning assets and a shift from no or lower interest cost DDA and money market accounts to higher cost certificates of deposit. The cost of interest-bearing liabilities increased 184 basis points from the prior year quarter, while interest earning asset yields increased 90 basis points. The increase in the cost of interest-bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 1.08% to 3.17%, a change of 209 basis points, in the fourth quarter of 2023 compared to the same period in 2022, as well as increased rates on FHLB advances, which increased from 3.97% to 5.40%, an increase of 143 basis points, from the prior year quarter. The increases in cost were partially offset by increases in yield on the loan portfolio from 5.19% to 6.06%, or 87 basis points, as well as 38 and 34 basis point increases in yield on AFS and HTM securities, respectively. Although the cost of interest-bearing liabilities have repriced more quickly during this period, the weighted average yield on $89.6 million in new loans originated in the fourth quarter was 8.61%.

Net interest income, before the provision for credit losses, increased $511,000, or 2.2%, from $23.3 million in the third quarter of 2023 to $23.8 million in the fourth quarter of 2023. The increase in net interest income resulted primarily from an increase in interest income of $978,000, or 2.5%, partially offset by an increase in interest expense of $467,000, or 2.8%. The increase in interest income was primarily due to higher interest earned on loans of $808,000, or 2.3%, from the prior quarter and higher interest earned on securities of $103,000, or 2.5%. The increase in interest expense resulted primarily from an increase of $1.2 million, or 9.5%, in interest-bearing deposit expense, partially offset by a decrease in FHLB advances expense of $673,000, or 26.0%, and a decrease in interest expense on other borrowed money of $102,000, or 31.4%, from the prior quarter.

Net interest margin, on a taxable equivalent basis, increased from 3.02% for the third quarter of 2023 to 3.11% for the fourth quarter of 2023, an increase of nine basis points. The increase in net interest margin was primarily due to an increase on loan yield from 5.91% for the third quarter of 2023 to 6.06% for the fourth quarter of 2023, a change of 15 basis points. This increase was partially offset by an increase in the cost of interest-bearing deposits from 3.00% in the third quarter to 3.17% in the fourth quarter of 2023, a change of 17 basis points.

We recorded no provision for credit losses during 2023. During the fourth quarter of 2022, we recorded a $2.8 million provision to incorporate forecasts for an economic downturn and possible borrower stressors into our CECL model. The factors that were adjusted in the fourth quarter of 2022 remain relevant, however certain minor adjustments were made in subsequent quarters to reflect current portfolio credit quality trends. As of December 31, 2023 and December 31, 2022, our allowance for credit losses as a percentage of total loans was 1.33% and 1.34%, respectively.

Noninterest income decreased $326,000, or 6.4%, in the fourth quarter of 2023 to $4.8 million, compared to $5.1 million for the fourth quarter of 2022. The decrease from the same quarter in 2022 was partially due to a gain on securities sold of $172,000 in the prior year quarter and no gain on securities sales in the current quarter. There was also a decrease in the gain on sale of loans of $114,000, or 36.8% along with a $51,000, or 63.0%, decrease in mortgage fee income compared to the same quarter in the prior year.

Noninterest expense increased $505,000, or 2.4%, in the fourth quarter of 2023 to $21.4 million, compared to $20.9 million for the fourth quarter of 2022. The increase in noninterest expense in the fourth quarter of 2023 was driven primarily by a $351,000, or 2.8%, increase in employee compensation and benefits, an increase in software and technology expense of $215,000, or 14.1%, and a $175,000, or 22.5%, increase in legal and professional fees primarily related to recruiting fees compared to the fourth quarter of 2022. These were partially offset by a $136,000, or 27.9%, decrease in advertising and promotions expense.

Noninterest income in the fourth quarter of 2023 decreased by $143,000, or 2.9%, from $4.9 million in the third quarter of 2023. The decrease is primarily due to a decrease in other noninterest income of $62,000, or 8.2%, primarily the result of decreased credit card income during the period. Gain on sale of loans decreased $22,000, or 10.1%, while bank-owned life insurance income decreased $17,000, or 6.4%. Additionally, mortgage fee income fell $16,000, or 34.8%, and loan processing fee income decreased $12,000, or 9.4% from the third quarter.

Noninterest expense increased $888,000, or 4.3%, in the fourth quarter of 2023, from $20.5 million for the quarter ended September 30, 2023. The increase resulted from an increase of $771,000, or 6.5%, in employee compensation and benefits primarily due to annual raises, which went into effect during the fourth quarter. There was also a $250,000, or 16.8%, increase in software and technology expense and a $64,000, or 22.2%, increase in advertising and promotions expense during the fourth quarter of 2023 compared to the third quarter of 2023. These increases were partially offset by a $203,000, or 6.9%, decrease in occupancy expenses due to lower than anticipated property taxes payable and a reverse accrual posted in the fourth quarter, compared with the third quarter of 2023.

The Company’s efficiency ratio in the fourth quarter of 2023 was 74.81%, compared to 62.42% in the prior year quarter and 72.64% in the third quarter of 2023.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.18 billion at December 31, 2023, compared to $3.23 billion at September 30, 2023 and $3.35 billion at December 31, 2022.

Gross loans increased slightly by $4.3 million, or 0.19%, during the quarter resulting in a gross loan balance of $2.32 billion at both December 31, 2023 and September 30, 2023. Our loan growth is entirely due to organic loan growth during the quarter and not to purchases of assets.

Gross loans decreased $55.6 million, or 2.3%, from $2.38 billion at December 31, 2022. The decrease in gross loans during the fourth quarter of 2023 compared to the fourth quarter of 2022 resulted from tightened credit underwriting standards and loan terms, along with fewer borrower requests in response to higher interest rates. Additionally, there was a $10.7 million decrease in warehouse lending loans, as we discontinued that line of business in the second quarter of 2023.

Total deposits decreased by $25.0 million, or 0.9%, to $2.63 billion at December 31, 2023, compared to $2.66 billion at September 30, 2023, and decreased $47.9 million, or 1.8%, from $2.68 billion at December 31, 2022. The decrease in deposits during the fourth quarter resulted from a decrease in noninterest-bearing deposits of $50.4 million, offset by an increase in interest-bearing deposits of $25.4 million. We also allowed $25.0 million in brokered certificates of deposit to mature and not renew during the fourth quarter of 2023. The decrease in deposits during the current quarter compared to the prior year quarter resulted primarily from a decrease in noninterest-bearing deposits of $199.2 million, partially offset by an increase in interest-bearing deposits of $151.3 million.

Nonperforming assets as a percentage of total loans were 0.25% at December 31, 2023, compared to 0.13% at September 30, 2023 and 0.46% at December 31, 2022. Nonperforming assets as a percentage of total assets were 0.18% at December 31, 2023, compared to 0.09% at September 30, 2023, and 0.32% at December 31, 2022. The Bank's nonperforming assets consist primarily of nonaccrual loans. The decrease in nonperforming assets compared to the prior year end is primarily due to the resolution of several lower balance nonperforming assets during 2023.

Total equity was $303.8 million as of December 31, 2023, compared to $296.8 million at September 30, 2023 and $295.6 million at December 31, 2022. The increase from the previous quarter resulted primarily from net income of $5.9 million and a reduction in accumulated other comprehensive loss of $4.2 million due to increases in the fair value of available for sale securities during the period. This was partially offset by the payment of dividends of $2.7 million during the fourth quarter of 2023.

	As of
	2023				2022
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ASSETS
Cash and due from banks	$47,744	$47,922	$47,663	$59,030	$52,390
Federal funds sold	36,575	73,275	44,950	95,400	47,275
Interest-bearing deposits	5,205	8,980	4,738	3,695	6,802
Total cash and cash equivalents	89,524	130,177	97,351	158,125	106,467
Securities available for sale	196,195	178,644	166,596	173,744	188,927
Securities held to maturity	404,208	408,308	437,292	476,105	509,008
Loans held for sale	976	2,506	795	1,260	3,156
Loans, net	2,290,881	2,286,163	2,300,882	2,344,240	2,344,245
Accrued interest receivable	13,143	11,307	11,110	10,443	11,555
Premises and equipment, net	57,018	56,712	56,151	55,457	54,291
Other real estate owned	—	—	—	38	38
Cash surrender value of life insurance	42,348	42,096	41,830	38,619	38,404
Core deposit intangible, net	1,418	1,524	1,633	1,746	1,859
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	56,920	80,816	60,396	64,350	61,385
Total assets	$3,184,791	$3,230,413	$3,206,196	$3,356,287	$3,351,495
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$852,957	$903,391	$915,462	$992,527	$1,052,144
Interest-bearing	1,780,289	1,754,902	1,687,355	1,630,841	1,629,010
Total deposits	2,633,246	2,658,293	2,602,817	2,623,368	2,681,154
Securities sold under agreements to repurchase	25,172	19,366	20,532	13,338	7,221
Accrued interest and other liabilities	32,242	31,218	30,701	30,125	28,409
Line of credit	4,500	2,000	12,000	—	—
Federal Home Loan Bank advances	140,000	175,000	195,000	340,000	290,000
Subordinated debentures	45,785	47,752	47,719	49,186	49,153
Total liabilities	2,880,945	2,933,629	2,908,769	3,056,017	3,055,937

Equity attributable to Guaranty Bancshares, Inc.	303,300	296,226	296,862	299,700	294,984
Noncontrolling interest	546	558	565	570	574
Total equity	303,846	296,784	297,427	300,270	295,558
Total liabilities and equity	$3,184,791	$3,230,413	$3,206,196	$3,356,287	$3,351,495

	Quarter Ended
	2023				2022
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
STATEMENTS OF EARNINGS
Interest income	$40,796	$39,818	$38,734	$37,144	$35,720
Interest expense	16,983	16,516	14,031	11,982	7,362
Net interest income	23,813	23,302	24,703	25,162	28,358
Provision for credit losses	—	—	—	—	2,800
Net interest income after provision for credit losses	23,813	23,302	24,703	25,162	25,558
Noninterest income	4,796	4,939	7,873	4,905	5,122
Noninterest expense	21,402	20,514	20,471	19,967	20,897
Income before income taxes	7,207	7,727	12,105	10,100	9,783
Income tax provision	1,341	1,437	2,529	1,823	1,764
Net earnings	$5,866	$6,290	$9,576	$8,277	$8,019
Net loss attributable to noncontrolling interest	12	7	5	4	3
Net earnings attributable to Guaranty Bancshares, Inc.	$5,878	$6,297	$9,581	$8,281	$8,022

PER COMMON SHARE DATA
Earnings per common share, basic	$0.51	$0.54	$0.82	$0.69	$0.67
Earnings per common share, diluted	0.51	0.54	0.81	0.69	0.67
Cash dividends per common share	0.23	0.23	0.23	0.23	0.22
Book value per common share - end of quarter	26.28	25.64	25.58	25.13	24.70
Tangible book value per common share - end of quarter(1)	23.37	22.72	22.67	22.29	21.85
Common shares outstanding - end of quarter(4)	11,540,644	11,554,094	11,603,167	11,925,357	11,941,672
Weighted-average common shares outstanding, basic	11,536,878	11,568,897	11,735,475	11,939,593	11,938,973
Weighted-average common shares outstanding, diluted	11,589,165	11,619,342	11,756,512	12,012,004	12,048,475

PERFORMANCE RATIOS
Return on average assets (annualized)	0.73%	0.78%	1.17%	1.01%	0.95%
Return on average equity (annualized)	7.93	8.43	12.87	11.18	10.88
Net interest margin, fully taxable equivalent (annualized)(2)	3.11	3.02	3.19	3.24	3.57
Efficiency ratio(3)	74.81	72.64	62.84	66.41	62.42

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	For the Years Ended
	December 31,
(dollars in thousands, except per share data)	2023	2022
INCOME STATEMENTS
Interest income	$156,492	$123,209
Interest expense	59,512	15,380
Net interest income	96,980	107,829
Provision for loan losses	—	2,150
Net interest income after provision for loan losses	96,980	105,679
Noninterest income	22,513	23,485
Noninterest expense	82,354	79,907
Income before income taxes	37,139	49,257
Income tax provision	7,130	8,834
Net earnings	$30,009	$40,423
Net loss attributable to noncontrolling interest	28	24
Net earnings attributable to Guaranty Bancshares, Inc.	$30,037	$40,447

PER COMMON SHARE DATA
Earnings per common share, basic	$2.57	$3.38
Earnings per common share, diluted	2.56	3.34
Cash dividends per common share	0.92	0.88
Book value per common share - end of period	26.28	24.70
Tangible book value per common share - end of period(1)	23.37	21.85
Common shares outstanding - end of period(4)	11,540,644	11,941,672
Weighted-average common shares outstanding, basic	11,693,761	11,980,209
Weighted-average common shares outstanding, diluted	11,738,605	12,092,847

PERFORMANCE RATIOS
Return on average assets	0.92%	1.24%
Return on average equity	10.10	13.76
Net interest margin, fully taxable equivalent(2)	3.15	3.54
Efficiency ratio(3)	68.92	60.85

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2023				2022
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$287,565	$292,410	$295,864	$295,936	$314,067
Real estate:
Construction and development	296,639	317,484	345,127	372,203	377,135
Commercial real estate	923,195	901,321	891,883	900,190	887,587
Farmland	186,295	188,614	187,105	190,802	185,817
1-4 family residential	514,603	504,002	496,340	499,944	493,061
Multi-family residential	44,292	42,720	44,385	44,760	45,147
Consumer	57,059	58,294	59,498	60,163	61,394
Agricultural	12,685	13,076	13,447	13,545	13,686
Overdrafts	243	328	252	270	282
Total loans(1)(2)	$2,322,576	$2,318,249	$2,333,901	$2,377,813	$2,378,176

	Quarter Ended
	2023				2022
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$31,140	$31,759	$31,953	$31,974	$29,235
Loans charged-off	(242)	(644)	(224)	(94)	(103)
Recoveries	22	25	30	73	42
Provision for credit loss expense	—	—	—	—	2,800
Balance at end of period	$30,920	$31,140	$31,759	$31,953	$31,974

Allowance for credit losses / period-end loans	1.33%	1.34%	1.36%	1.34%	1.34%
Allowance for credit losses / nonperforming loans	552.9	1,148.2	894.6	238.4	294.7
Net charge-offs / average loans (annualized)	0.04	0.11	0.03	0.00	0.01

NONPERFORMING ASSETS
Nonaccrual loans	$5,592	$2,712	$3,550	$13,405	$10,848
Other real estate owned	—	—	—	38	38
Repossessed assets owned	234	250	—	—	—
Total nonperforming assets	$5,826	$2,962	$3,550	$13,443	$10,886

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.25%	0.13%	0.15%	0.57%	0.46%
Total assets	0.18	0.09	0.11	0.40	0.32

(1) Excludes outstanding balances of loans held for sale of $976,000, $2.5 million, $795,000, $1.3 million, and $3.2 million as of December 31, September 30, June 30 and March 31, 2023, and December 31, 2022, respectively.

(2) Excludes deferred loan fees of $775,000, $946,000, $1.3 million, $1.6 million, and $2.0 million as of December 31, September 30, June 30 and March 31, 2023, and December 31, 2022, respectively.

	Quarter Ended
	2023				2022
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
NONINTEREST INCOME
Service charges	$1,123	$1,131	$1,056	$1,077	$1,096
Net realized gain (loss) on securities transactions	—	—	(322)	93	172
Net realized gain on sale of loans	196	218	473	314	310
Fiduciary and custodial income	624	637	630	638	642
Bank-owned life insurance income	249	267	211	214	209
Merchant and debit card fees	1,760	1,752	2,121	1,674	1,711
Loan processing fee income	116	128	142	134	150
Mortgage fee income	30	46	50	68	81
Other noninterest income	698	760	3,512	693	751
Total noninterest income	$4,796	$4,939	$7,873	$4,905	$5,122

NONINTEREST EXPENSE
Employee compensation and benefits	$12,715	$11,944	$11,939	$12,264	$12,364
Occupancy expenses	2,757	2,960	2,754	2,830	2,770
Legal and professional fees	954	902	985	583	779
Software and technology	1,740	1,490	1,531	1,396	1,525
Amortization	145	147	149	161	161
Director and committee fees	186	192	201	199	199
Advertising and promotions	352	288	269	267	488
ATM and debit card expense	763	803	739	599	740
Telecommunication expense	175	178	171	183	193
FDIC insurance assessment fees	321	363	522	301	359
Other noninterest expense	1,294	1,247	1,211	1,184	1,319
Total noninterest expense	$21,402	$20,514	$20,471	$19,967	$20,897

	Quarter Ended December 31,
	2023			2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,329,227	$35,573	6.06%	$2,305,688	$30,189	5.19%
Securities available for sale	187,119	1,540	3.27	202,829	1,478	2.89
Securities held to maturity	406,553	2,619	2.56	574,951	3,222	2.22
Nonmarketable equity securities	26,314	264	3.98	24,291	377	6.16
Interest-bearing deposits in other banks	56,207	800	5.65	49,422	454	3.64
Total interest-earning assets	3,005,420	40,796	5.39	3,157,181	35,720	4.49
Allowance for credit losses	(30,996)			(29,634)
Noninterest-earning assets	223,204			218,811
Total assets	$3,197,628			$3,346,358
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,788,863	$14,311	3.17%	$1,627,442	$4,433	1.08%
Advances from FHLB and fed funds purchased	140,761	1,915	5.40	240,489	2,408	3.97
Line of credit	4,255	95	8.86	—	—	—
Subordinated debt	46,438	534	4.56	49,806	514	4.09
Securities sold under agreements to repurchase	23,860	128	2.13	7,634	7	0.36
Total interest-bearing liabilities	2,004,177	16,983	3.36	1,925,371	7,362	1.52
Noninterest-bearing liabilities:
Noninterest-bearing deposits	865,817			1,102,016
Accrued interest and other liabilities	33,496			26,500
Total noninterest-bearing liabilities	899,313			1,128,516
Equity	294,138			292,471
Total liabilities and equity	$3,197,628			$3,346,358
Net interest rate spread(2)			2.03%			2.97%
Net interest income		$23,813			$28,358
Net interest margin(3)			3.14%			3.56%
Net interest margin, fully taxable equivalent(4)			3.11%			3.57%

(1) Includes average outstanding balances of loans held for sale of $799,000 and $1.5 million for the quarter ended December 31, 2023 and 2022, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Year Ended December 31,
	2023			2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,352,154	$136,086	5.79%	$2,126,810	$104,503	4.91%
Securities available for sale	182,277	5,159	2.83	287,764	5,808	2.02
Securities held to maturity	449,097	11,210	2.50	518,213	10,789	2.08
Nonmarketable equity securities	27,371	1,288	4.71	18,791	1,246	6.63
Interest-bearing deposits in other banks	51,507	2,749	5.34	121,609	863	0.71
Total interest-earning assets	3,062,406	156,492	5.11	3,073,187	123,209	4.01
Allowance for credit losses	(31,601)			(29,415)
Noninterest-earning assets	220,230			216,812
Total assets	$3,251,035			$3,260,584
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,698,758	$44,981	2.65%	$1,670,287	$9,753	0.58%
Advances from FHLB and fed funds purchased	226,214	11,626	5.14	132,764	3,855	2.90
Line of credit	4,168	363	8.71	—	34	—
Subordinated debt	47,873	2,143	4.48	46,977	1,722	3.67
Securities sold under agreements to repurchase	20,635	399	1.93	8,596	16	0.19
Total interest-bearing liabilities	1,997,648	59,512	2.98	1,858,624	15,380	0.83
Noninterest-bearing liabilities:
Noninterest-bearing deposits	924,945			1,082,513
Accrued interest and other liabilities	30,924			25,537
Total noninterest-bearing liabilities	955,869			1,108,050
Equity	297,518			293,910
Total liabilities and equity	$3,251,035			$3,260,584
Net interest rate spread(2)			2.13%			3.18%
Net interest income		$96,980			$107,829
Net interest margin(3)			3.17%			3.51%
Net interest margin, fully taxable equivalent(4)			3.15%			3.54%

(1) Includes average outstanding balances of loans held for sale of $1.2 million and $2.4 million for the years ended December 31, 2023 and 2022, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets.
(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2023				2022
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Equity attributable to Guaranty Bancshares, Inc.	$303,300	$296,226	$296,862	$299,700	$294,984
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,418)	(1,524)	(1,633)	(1,746)	(1,859)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$269,722	$262,542	$263,069	$265,794	$260,965
Common shares outstanding(1)	11,540,644	11,554,094	11,603,167	11,925,357	11,941,672
Book value per common share	$26.28	$25.64	$25.58	$25.13	$24.70
Tangible book value per common share(1)	23.37	22.72	22.67	22.29	21.85

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as % of Total Equity

(dollars in thousands)	December 31, 2023
Total equity(1)	$303,846
Less: net unrealized loss on HTM securities, tax effected	(23,451)
Total equity, including net unrealized loss on AFS and HTM securities	$280,395

Net unrealized loss on AFS securities, tax effected	15,156
Net unrealized loss on HTM securities, tax effected	23,451
Net unrealized loss on AFS and HTM securities, tax effected	$38,607

Net unrealized loss on securities as % of total equity(1)	12.7%
Total equity before impact of unrealized losses	$319,002
Net unrealized loss on securities as % of total equity before impact of unrealized losses	12.1%

Total average assets	$3,197,628
Total equity to average assets	9.5%
Total equity, adjusted for tax effected net unrealized loss, to average assets	8.8%

(1) Includes the net unrealized loss on AFS securities, tax effected, of $15,156.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Total average interest-bearing deposits	$1,788,863	$1,726,218	$1,627,442
Adjustments:
Noninterest-bearing deposits	865,817	888,772	1,102,016
Total average deposits	$2,654,680	$2,614,990	$2,729,458

Total deposit-related interest expense	$14,311	$13,069	$4,433

Average cost of interest-bearing deposits	3.17%	3.00%	1.08%
Average cost of total deposits	2.14	1.98	0.64

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss fourth quarter 2023 financial results on Tuesday, January 16, 2024 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO and Shalene Jacobson, EVP and CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through January 31, 2024 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of December 31, 2023, Guaranty Bancshares, Inc. had total assets of $3.2 billion, total loans of $2.3 billion and total deposits of $2.6 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Shalene Jacobson Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com